EXHIBIT 10.19
THIRD AMENDMENT
TO
ALLERGAN, INC.
SAVINGS AND INVESTMENT PLAN
(RESTATED 2005)
Section 2.18 of the ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (the “Plan”) is hereby amended by adding the following paragraph (i):
     (i)     In accordance with paragraph (f) above, an Eligible Employee who was employed by Esprit Pharma Holding Company, Inc. on October 16, 2007 and who is classified or identified as such in the payroll records of the Company or in the Agreement and Plan of Merger, dated as of September 18, 2007, by and among Allergan, Inc., Esmeralde Acquisition, Inc., Esprit Pharma Holding Company, Inc. and the Escrow Participant’s Representative, for purposes of the vesting and in-service withdrawal provisions of the Plan only, receive Credited Service for any period of employment with Esprit Pharma Holding Company, Inc. prior to it becoming an Affiliated Company but only to the extent provided in paragraph (e) above. Notwithstanding anything in this Section to the contrary and for purposes of determining Credited Service under this paragraph, the Employment Commencement Date (or Reemployment Commencement Date) of an Eligible Employee described in this paragraph (i) shall mean, for purposes of paragraph (b), the date (or, in the case of a Reemployment Commencement Date, the date following a Severance) on which the Eligible Employee was first credited with an Hour of Service with Esprit Pharma Holding Company, Inc. including any date prior to Esprit Pharma Holding Company, Inc. becoming an Affiliated Company.
     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment to the Allergan, Inc. Savings and Investment Plan (Restated 2005) on this 16th day of October, 2007.

By:	/s/ Douglas S. Ingram
Douglas S. Ingram
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary